Exhibit No. 99.(g)(2)

FORM OF AMENDMENT TO THE CUSTODY AGREEMENT

THIS AMENDMENT, effective as of December [    ], 2015 (this “Amendment”), to the Custody Agreement (the “Agreement”) dated as of June 2, 2010, by and between Harding, Loevner Funds, Inc. (the “Company”), a Maryland corporation acting on its own behalf and on behalf of each of its portfolios listed in Schedule A, and The Northern Trust Company, an Illinois corporation.

RECITALS

WHEREAS, the parties to the Agreement desire to amend the Agreement in the manner set forth herein;

NOW THEREFORE, pursuant to Sections 18(d) and 18(j) of the Agreement, the parties hereby amend the Agreement as follows:

AMENDMENT

1. Effective as of the date of this Amendment, Schedule A of the Agreement shall be replaced in its entirety by Amended Schedule A, attached hereto.

2. The Agreement, as amended, shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed by a duly authorized officer on one or more counterparts as of the date and year written above.

THE NORTHERN TRUST COMPANY	HARDING, LOEVNER FUNDS, INC.

By:	By:

Name:	Name:

Title:	Title:

SCHEDULE A

SERIES/PORTFOLIO LIST

Dated December [    ], 2015

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